SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934


Date of Report: June 8, 1995

Commission File Number: 1-9383

WESTAMERICA BANCORPORATION
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(Exact name of registrant as specified in its charter)

CALIFORNIA
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(State of incorporation)

94-2156203
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(I.R.S Employer Identification Number)

1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901
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(Address of principal executive offices and zip code)

(415) 257-8000
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(Registrant's area code and telephone number)



Item 5. Other Events

On June 6, 1995, the merger of CapitolBank Sacramento, with and into Westamerica Bancorporation (the "Company") became effective as of the close of business. The merger, which was announced on November 17, 1994 was approved by CapitolBank Sacramento shareholders on March 9, 1995.
Federal Reserve Board approval was received on April 17,
1995 and California State Banking Department approval occurred on June 2, 1995.

Under the terms of the merger, each share of CapitolBank common stock will be exchanged for .0882 shares of the Company's common stock. No gain or loss for tax purposes will be recognized by CapitolBank shareholders, except with respect to cash received in lieu of fractional shares.
Based on the closing price of the Company's common stock on June 6, 1995, the acquisition would be valued at approximately $13.4 million or $3.20 per CapitolBank share. CapitolBank shareholders will also be eligible to receive the Company's regularly scheduled quarterly dividend of $0.20 per share of the Company's common stock, payable on August 9, 1995. The merger will result in the issuance of approximately 370,000 shares of the Company's common stock to CapitolBank shareholders. At March 31, 1995 the Company had
9.2 million shares of common stock outstanding.

At March 31, 1995, the Company had total assets of approximately $2.21 billion, shareholders' equity of approximately $192 million and net income of approximately
$7.2 million year to date. At March 31, 1995, CapitolBank
Sacramento had approximately $127 million in assets, $116 million in deposits, $9.9 million in shareholders' equity and net income of $300,000 year to date.

The combined company will operate as a multi-bank holding company with approximately $2.3 billion in assets and 54 branches in 12 Northern California counties.

Item 7: Financial Statements and Exhibits

(c) Exhibits. The following is furnished in accordance with the provisions of Item 601 of Regulation S-K.

  (99)  Press release dated June 7, 1995.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westamerica Bancorporation

/s/ DENNIS R. HANSEN
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Dennis R. Hansen
Senior Vice President and
Controller

Date: June 8, 1995

INDEX TO EXHIBITS
                                             Sequentially
                                                Numbered
Exhibit No.       Description                       Page
- -----------       -----------                ------------
   (99)           Press release dated                  3
                  June 7, 1995